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STAAR Surgical Company
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On April 17, 2007, STAAR Surgical Company (the “Company”) issued a press release announcing that the Board of Directors has nominated Barry Caldwell for election to the Board at the May 16, 2007 Annual Meeting of Stockholders. The Board nominated Mr. Caldwell to fill a newly created seat on the board, and he will be one of four candidates recommended for election by the Board. A copy of the press release is attached hereto as exhibit 99.1 and incorporated herein by this reference.
The press release may be deemed to be additional soliciting material in connection with the Company’s 2007 annual meeting proxy statement. However, by making this filing, the Company does not admit that this communication should be considered additional soliciting material.
Exhibits

No.	Exhibit
99.1	Press Release of the Company dated April 17, 2007

Exhibit 99.1
IRIDEX CEO BARRY CALDWELL NOMINATED TO STAND FOR ELECTION TO STAAR
SURGICAL BOARD OF DIRECTORS
MONROVIA, CA, April 17, 2007—STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that Barry G. Caldwell, President and CEO of IRIDEX Corporation, (Nasdaq: IRIX) will stand for election to its Board of Directors at STAAR’s annual shareholder’s meeting on May 16, 2007. He has been nominated to serve in a new seat created to increase the size of STAAR’s board to six members.
“We are delighted that Barry has agreed to stand for election to STAAR Surgical’s Board of Directors. If elected by our shareholders, he will bring more than 30 years of general management, sales and corporate business development experience in the ophthalmic industry,” said Don Bailey, Chairman of the Board of Directors at STAAR Surgical. “Barry’s industry expertise will be an asset to our company as we continue to grow our worldwide refractive business, and we believe he will bring a unique and relevant perspective to our Board.”
Prior to joining IRIDEX in 2005 as the Company’s President, CEO and a member of its Board of Directors, Mr. Caldwell, (56), served in various leadership capacities with Alcon Laboratories, Inc., a leading developer, manufacturer and marketer of ophthalmology products. His executive positions included Vice President and General Manager of Alcon’s U.S. Surgical Division, Vice President of Alcon Corporate Business Development and Governmental Affairs and Vice President of Alcon Canada. During his executive tenure in the U.S. Surgical Division, Mr. Caldwell was responsible for managing all functional areas including surgical instrumentation, intraocular lenses and disposable devices used in cataract, refractive and vitreoretinal procedures.
“I am excited about the possibility of joining the Board of Directors at STAAR Surgical,” said Mr. Caldwell. “STAAR has positioned itself for growth through innovative new products based on proprietary technology. I believe the Company can greatly impact the ophthalmic industry with its unique implantable lens technology, which has delivered outstanding clinical results for people with myopia or astigmatism. I look forward to contributing to the Company’s future success.”
Prior to Alcon’s acquisition of CooperVision in 1989, Mr. Caldwell served in several leadership positions with CooperVision and Cavitron. He previously served on the Boards of Directors for Tekia, Inc., and Laser Diagnostic Technologies, now a part of Carl Zeiss Meditech. Mr. Caldwell has also served on the Boards of Directors for three ophthalmic industry groups including AdvaMed and is a former member of the Kentucky State Legislature, where he served three consecutive terms in the State’s House of Representatives. Mr. Caldwell has a Bachelor of Arts in Political Science and English from Georgetown College, and a Juris Doctorate from the Salmon P. Chase College of Law at Northern Kentucky University.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL™, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is approved for sale in 43 countries. STAAR’s Visian Toric™ ICL, designed for the treatment of astigmatism and myopia, is not currently approved for sale in the U.S. More than 65,000 ICLs have been sold worldwide. More information is available at www.staar.com.
Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any statements of the plans, strategies, and objectives of management for future operations and any statements regarding the prospects for success for our any statements regarding expectations for success of the ICL or our other products. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of adapting our largely independent marketing model to the challenges of the refractive market, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the challenge of managing foreign subsidiaries, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by general economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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